UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 2, 2010

Touchmark Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	333-143840	20-8746061
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3651 Old Milton Parkway, Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (770) 407-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  On July 2, 2010, William R. Short resigned from his position as a director of Touchmark Bancshares, Inc. (the “Company”) and the Company’s national bank subsidiary, Touchmark National Bank (the “Bank”).  Mr. Short was a member of the executive committee of the board of directors.

(b)

1.  On July 2, 2010, William R. Short resigned from his position as President and Chief Executive Officer of the Company and the Bank.

2.  Effective as of July 9, 2010, Robert D. Koncerak resigned from his position as Chief Financial Officer of the Company and the Bank.

(c)

1.  On July 2, 2010, the Company and the Bank entered into an Employment Agreement with Ms. Pin Pin Chau to become the President and Chief Executive Officer of the Company and the Bank.  Ms. Chau’s appointment as President and Chief Executive Officer of the Company and the Bank became effective on July 2, 2010.

Ms. Chau, age 69, has over 30 years of experience in the banking industry.  She previously served as the President and Chief Executive Officer of The Summit National Bank from February 1993 until it was acquired by UCBH Holdings, Inc. in 2006.  She was elected as a director of UCBH Holdings in 2007 and served on its board until her resignation in 2008.  Most recently, she was involved in an organizing effort for a national bank in north Georgia.  Before joining The Summit National Bank in 1993, Ms. Chau was President and Chief Executive Officer of United Orient Bank in New York.  Prior to that, she was with National Westminster Bank USA in domestic and international posts. She has served on numerous public and educational boards, including gubernatorial appointments to economic and finance boards for the State of Georgia.  She graduated magna cum laude, Phi Beta Kappa, and Phi Kappa Phi from Coe College.  Ms. Chau received her M.A. degree from Yale University and is a graduate of Stonier Graduate School of Banking.

Ms. Chau’s Employment Agreement with the Company and the Bank is for a thirty-six (36) month term.  During this term, Ms. Chau is entitled to an initial base salary of $250,000 per year.  Ms. Chau is also entitled to or eligible for an annual performance bonus, options to purchase 50,000 shares of the Company’s common stock at a price of $8.39 per share, participate in our benefits programs, and receive certain other perquisites and reimbursements.

Pursuant to the terms of her employment agreement, Ms. Chau is prohibited from disclosing our confidential information.  The employment agreement also contains certain restrictions on competition and solicitation of customers or employees.  The employment agreement also contains provisions related to payments upon termination or a change of control.

2.  On July 7, 2010, the Company and the Bank hired Mr. Jorge L. Forment to become the Chief Financial Officer of the Company and the Bank.  Mr. Forment’s appointment as Chief Financial Officer of the Company and the Bank became effective on July 9, 2010.

Mr. Forment, age 52, has over 30 years of experience in the banking industry.  He previously served as the President and Chief Executive Officer of United Americas Bank, based in Atlanta, Georgia,

from April, 1999 to April, 2010.  Prior to that, he served as the Chief Financial Officer and a Senior Vice President with Etowah Bank in Canton, Georgia.  Mr. Forment attended the College of Business at Florida State University, where he received his B.S. in Finance and Economics.

Mr. Forment’s Employment Agreement with the Company and the Bank is for a twenty-four (24) month term.  During this term, Mr. Forment is entitled to an initial base salary of $150,000 per year.  Mr. Forment is also entitled to or eligible for options to immediately purchase 5,000 shares of common stock for $8.39 per share and  options to purchase an additional 5,000 shares of common stock at a future date, participate in our benefits programs, and receive certain other perquisites and reimbursements.

Pursuant to the terms of his employment agreement, Mr. Forment is prohibited from disclosing our confidential information.  The employment agreement also contains certain restrictions on competition and solicitation of customers or employees.  The employment agreement also contains provisions related to payments upon termination or a change of control.

(d)  On July 7, 2010, the boards of directors of the Company and the Bank elected Ms. Pin Pin Chau as a director.  Ms. Chau is expected to serve on the executive committee of the board of directors.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit No.	Exhibit
10.1	Employment Agreement between Touchmark Bancshares, Inc., Touchmark National Bank and Pin Pin Chau dated July 2, 2010.

10.2	Employment Agreement between Touchmark Bancshares, Inc., Touchmark National Bank and Jorge L. Forment dated July 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUCHMARK BANCSHARES, INC.

	By:	/s/ Pin Pin Chau
Pin Pin Chau
President and Chief Executive Officer

Dated: July 9, 2010